CONTACTS:	Financial analysts Michael Doherty +1-949-673-1907 mdoherty@trestlecorp.com	Media Tim Cox / Zing Public Relations +1-650-369-7784 tim@zingpr.com

TRESTLE APPOINTS DR. COLIN MCKERLIE AND DR. CHARLES MONTGOMERY TO SCIENTIFIC ADVISORY BOARD

Experts in gene function and comparative and veterinary pathology to advise Trestle on the development and application of advanced pathology techniques

IRVINE, Calif.—August 8, 2005—Trestle Holdings Inc. (OTCBB:TLHO), a supplier of digital imaging systems and services for pathology, drug safety and discovery, has appointed two experts to its Scientific Advisory Board, adding two new positions to the Board. Dr. Colin McKerlie brings extensive experience in the area of applied gene research, while Dr. Charles A. Montgomery is an expert in the field of comparative pathology and the development of animal models for human disease.

Dr. McKerlie is an associate professor in the Department of Laboratory Medicine and Pathobiology at the University of Toronto, and a scientist at The Hospital for Sick Children and the Samuel Lunenfeld Research Institute at Mount Sinai Hospital. He is also vice president and a director of the Toronto Centre for Phenogenomics, a research centre that is shared by The Hospital for Sick Children, Mount Sinai Hospital, the University Health Network, and St. Michael’s Hospital. His research focuses on the development and application of pathology techniques and pathology data visualization to characterize the function of human genes and genetic pathways in mouse models of human disease.

Dr. Montgomery’s broad experience in comparative and veterinary pathology includes 21 years as a leading pathologist in the U.S. Army and United States Public Health Service, the role of head of pathology for the Tennessee-based firm Biotherapeutics, and ten years as director of comparative medicine at Baylor College of Medicine in Houston, Texas. Dr. Montgomery has almost four decades of expertise in a wide range of pathology disciplines, and extensive experience in the computerization of pathological data and images. He is presently president of ComPath, a consulting firm in toxicology and toxicologic pathology.

"As Trestle continues to develop its digital pathology workflow business and its biopharmaceutical services, we are focused on providing products that not only allow for rapid and high quality digital imaging, but also are designed to deliver efficiencies and improved workflow using digital imaging. Our customers are applying these products to drug discovery and safety, and quantitative histopathology,” said Maurizio Vecchione, CEO of Trestle Holdings, Inc. “The track records of Drs. McKerlie and Montgomery in these areas will assist Trestle in bringing to market new products and expand the products around our new workflow and imaging services platforms.”

“I am looking forward to applying my experience gained in the academic, biomedical research, contract research, and drug discovery sectors to assist Trestle in identifying potentially key technologies. I’m convinced that large-scale research initiatives occurring in the industry across these sectors could positively impact Trestle's strategic roadmap,” said Dr. Colin McKerlie.

“Trestle has concentrated on selling its solutions for diagnostic and anatomic pathology uses,” said Dr. Montgomery. “I’ve spent my career in such fields as toxicology, toxicologic pathology, veterinary medicine, comparative medicine, infectious-disease research, biological- and chemical-warfare research, cancer research, and studying the pathology of medical devices. In these and several other pathology disciplines, I believe that there are real needs for the solutions Trestle offers. I look forward to helping the company make a mark in these fields.”

With these two new appointments, Trestle’s Scientific Advisory Board comprises five experts. The three other members are: Allan C. Halpern, M.D. (service chief, Dermatology Service, Memorial Sloan Kettering Cancer Center, New York, NY); Stephen Hochschuler, M.D., M.S. (co-founder of the Texas Back Institute, founding member of the Spine Arthoplasty Society and the American Board of Spinal Surgery, Plano, TX); and William Christopher Steinmann, M.D., M.Sc. (director, Tulane Center for Clinical Effectiveness and Prevention; professor, Department of Medicine, Tulane University School of Medicine).

About Trestle Holdings Inc.
Trestle Holdings Inc. is a supplier of digital imaging systems and services for pathology, drug safety and discovery. The company’s products link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images. The company’s live microscopy products allow multiple physicians and scientists to remotely view, navigate, and share high-fidelity microscope images at sub-micron resolution over standard internet connections, in real time. The company’s slide-scanning and imaging products perform high-speed, whole-glass slide digitization for virtual microscopy applications. Trestle’s slide-scanning products facilitate image analysis, data management, digital workflow, and data association applications for clinical and research customers.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies. Trestle’s integrated telemedicine products allow scientists, physicians and other medical professionals around the world to service more patients. Trestle’s telemedicine products use proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment.

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